Exhibit (a)(1)(i)

Notice of Put Right for up to 50% of the
Outstanding Shares of Common Stock
of
Theravance, Inc.
at
$19.375 per Common Share

THIS PUT RIGHT EXPIRES AT 5:00 P.M.,
EASTERN DAYLIGHT TIME, ON WEDNESDAY, SEPTEMBER 12, 2007.

To holders of shares of common stock (the “Common Shares”) of Theravance, Inc., a Delaware corporation (“Theravance”):

This notice (this “Notice of Put Right”) is being sent to you pursuant to Section (C)(5)(b) of Article IV of the Restated Certificate of Incorporation of Theravance, as amended (the “Restated Certificate”).

Under Section (C)(5) of Article IV of the Restated Certificate, you have the right to require Theravance to purchase up to fifty percent (50%) of the Common Shares (the “Put Right”) held by you subject to the terms and conditions of the Restated Certificate. The purchase price is $19.375 in cash per Common Share (the “Purchase Price”). If you elect to require Theravance to purchase your Common Shares at the Purchase Price, you must do so by delivering a Letter of Transmittal and your Common Shares to The Bank of New York (“BNY”), Depositary for the Put Right, prior to 5:00 p.m. Eastern Daylight Time on September 12, 2007, or such later date to which the initial expiration time for the exercise of the Put Right may be extended by Theravance through public announcement to the extent required to comply with United States federal securities laws (the “Expiration Time”).

ON JULY 30, 2007, THE REPORTED CLOSING PRICE OF THE COMMON SHARES ON THE NASDAQ GLOBAL MARKET WAS [    ]. HOLDERS OF COMMON SHARES ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON SHARES BEFORE THEY MAKE THEIR DECISION WHETHER OR NOT TO EXERCISE THE PUT RIGHT.

This Notice of Put Right relates to the put period, which will begin on August 1, 2007 and will end at the Expiration Time (the “Put Period”).

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PUT RIGHT OR PASSED UPON THE MERITS OR FAIRNESS OF THE PUT RIGHT OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT

Stockholders who desire to exercise the Put Right should do the following, as applicable:

(1)         complete and sign the Letter of Transmittal which will be mailed to stockholders at the commencement of the Put Period and enclose all documents required by it and its instructions; or

(2)         follow the procedures for book entry transfer of Common Shares held in book entry form by the Depository Trust Company, as set forth in “Procedures for Exercising the Put Right—Valid Delivery Through Book Entry Delivery of Common Shares from the Depository Trust Company to BNY” on page 24; or

(3)         request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

If you have Common Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to exercise the Put Right for those Common Shares.

Stockholders who desire to deliver Common Shares and whose certificates for such Common Shares are not immediately available, or who cannot comply with the procedure for book entry transfer on a timely basis, may deliver such Common Shares by following the procedures for guaranteed delivery set forth in “Procedures for Exercising the Put Right—Guaranteed Delivery” on page 26.

Questions and requests for assistance may be directed to Investor Relations at Theravance by telephone at (650) 808-4100, by e-mail at investor.relations@theravance.com, or by mail at Theravance, Inc., 901 Gateway Boulevard, South San Francisco, California 94080 Attn: Investor Relations. Requests for additional copies of this Notice of Put Right may be directed to BNY or to brokers, dealers, commercial banks or trust companies. The Letter of Transmittal will be sent to stockholders at the commencement of the Put Period.

The date of this Notice of Put Right is
July     , 2007

SUMMARY TERM SHEET

This summary highlights important and material information contained in this Notice of Put Right but is intended to be an overview only. To fully understand the Put Right described in this Notice of Put Right and for a more complete description of the terms of the Put Right, you should read carefully this entire Notice of Put Right, the appendices to this Notice of Put Right, documents incorporated by reference or otherwise referred to herein and the Letter of Transmittal, which will be sent to stockholders at the commencement of the Put Period. Section and heading references are included only to direct you to a more complete description of the topics contained in this summary.

•       Holders of common stock (together with the associated preferred stock purchase rights, the “Common Shares”) of Theravance, Inc. (“Theravance”) have the right under Theravance’s Restated Certificate of Incorporation, as amended (the “Restated Certificate”) to require Theravance to purchase up to fifty percent (50%) of the Common Shares (the “Put Right”) held by them for $19.375 in cash per Common Share during the period from August 1, 2007 until 5:00 p.m. Eastern Daylight Time on September 12, 2007 (the “Put Period”). The term “Expiration Time” used herein refers to 5:00 p.m. Eastern Daylight Time on September 12, 2007, provided that such date may be extended through public announcement by Theravance to the extent required to comply with United States federal securities laws.

•       The amount to be paid by Theravance for the Common Shares for which the Put Right is properly exercised is $19.375 per Common Share (the “Purchase Price”). On July 30, 2007, the reported closing price of the Common Shares on The Nasdaq Global Market was [   ]. Holders of Common Shares are urged to obtain a current market quotation for the Common Shares before they make their decision whether or not to exercise the Put Right.

•       SmithKline Beecham Corporation, a Pennsylvania corporation (“SB Corp.”), and GlaxoSmithKline plc, an English public limited company (“GlaxoSmithKline”), are contractually obligated to provide, or have their affiliates provide, the funds to pay the Purchase Price for the Common Shares for which the Put Right is properly exercised; provided, however, that SB Corp.’s maximum obligation for the Common Shares subject to the Put is capped at $525 million. The term “GSK” is used throughout this Notice of Put Right to refer collectively to SB Corp. and GlaxoSmithKline or their affiliates.

•       In exchange for providing the funds to pay the Purchase Price, Theravance will issue to GSK an equal number of shares of Class A common stock (the “Class A Shares”) and Common Shares such that the aggregate number of shares issued to GSK is equal to the number of Common Shares that are purchased by Theravance. All Common Shares that are purchased by Theravance will be retired and cancelled.

•       The Put Right is required under Theravance’s Restated Certificate. No approval of either the board of directors or stockholders of Theravance or GSK is required under Delaware law with respect to the Put Right. Accordingly, neither the members of the Theravance or GSK boards of directors, nor the stockholders of Theravance or GSK have approved or recommended the Put Right.

QUESTIONS AND ANSWERS ABOUT THE PUT RIGHT

The following are answers to some of the questions that you may have about the Put Right. To fully understand the Put Right and for a more complete description of the terms of the Put Right, you should read carefully this entire Notice of Put Right, the appendices to this Notice of Put Right, documents incorporated by reference or otherwise referred to herein and the Letter of Transmittal, which will be sent to stockholders at the commencement of the Put Period. Section and heading references are included only to direct you to a more complete description of the topics contained in this summary.

What securities have a Put Right?

Holders of Common Shares may exercise the Put Right to require Theravance to purchase up to fifty percent (50%) of the Common Shares during the Put Period. For information about the terms of the Put Right, please see “The Put Right” on page 17 and “Procedures for Exercising the Put Right” on page 23.

Does the Put Right not apply to any Common Shares?

Under the Restated Certificate, holders of Common Shares that are subject to repurchase by Theravance under any employee, officer, director or consultant compensation plan as of the final day of the Put Period may not exercise the Put Right. There are very few Common Shares subject to a right of repurchase. If you are not sure whether or not any of your Common Shares are subject to such a repurchase right, you may contact Theravance at the number below for confirmation:

Theravance, Inc.
(650) 808-6000
Attn: Stock Plan Administrator

Who is purchasing my Common Shares?

Under the Restated Certificate, Theravance will purchase your Common Shares. GSK is obligated to provide the funds to purchase the Common Shares in accordance with the Amended and Restated Governance Agreement dated as of June 4, 2004 by and among Theravance, SmithKline Beecham Corporation, GlaxoSmithKline plc, and Glaxo Group Limited, as amended (the “Governance Agreement”). Please see “Background of the Put Right—Background of GSK’s Investment in Theravance” on page 10 and “Certain Information Concerning GlaxoSmithKline” on page 32 for further information about GSK. Common Shares that are tendered for purchase will be retired and cancelled, and GSK will be issued an equal number of Class A Shares and Common Shares such that the aggregate number of shares issued to GSK is equal to the number of Common Shares that are purchased by Theravance.

How much will I receive for each Common Share?

Holders of Common Shares will receive the Purchase Price ($19.375) for each Common Share for which the Put Right is properly exercised, subject to withholding for applicable taxes. Please see “The Put Right” on page 17 for information about the terms of the Put Right.

Does GSK have the financial resources to fund the Purchase Price?

Yes. Funds for the Purchase Price will be deposited by GSK with BNY, which is acting as Depositary for the Put Right. Please see “Source and Amount of Funds” on page 34 for more information about how GSK will fund the Purchase Price for the Common Shares.

When do I have to decide whether or not to exercise my Put Right during the Put Period?

In order to exercise your Put Right during the Put Period, your Common Shares, together with a properly completed Letter of Transmittal, must be validly delivered to BNY prior to the Expiration Time. Please see “Procedures for Exercising the Put Right” on page 23 for more information about what must be delivered to BNY.

Has the Put Right been approved or recommended by the stockholders or directors of either Theravance or GSK?

No approval of either the board of directors or stockholders of Theravance or GSK is required under Delaware law with respect to the Put Right. Accordingly, neither the members of the Theravance or GSK boards of directors, nor the stockholders of Theravance or GSK have approved or recommended the Put Right.

Because the Put Right is required under Theravance’s Restated Certificate, the Theravance board of directors has authorized Theravance to take the necessary actions to facilitate your right to require Theravance to purchase up to 50% of your Common Shares. However, the Theravance board of directors is not making any recommendation as to whether or not you should exercise your Put Right. You must make your own decision whether or not to exercise your Put Right and, if you choose to exercise, how many Common Shares you tender in connection with the exercise of your Put Right. You should consult your own investment and tax advisors and read carefully and evaluate the information in this Put Notice and in the related Letter of Transmittal, which will be sent to stockholders at the commencement of the Put Period.

What is the market value of my Common Shares as of a recent date?

On July 30, 2007, the reported closing price for the Common Shares on The Nasdaq Global Market was $[       ] per share. You should obtain a recent market quotation for the Common Shares in deciding whether to exercise the Put Right for your Common Shares. Please see “Certain Information Concerning Theravance—Price Range of Common Shares; Dividends” on page 30 for recent high and low sales prices for the Common Shares.

Why is Theravance making this out-of-the-money offer?

Theravance is required under its Restated Certificate to offer to purchase Common Shares under the Put Right regardless of the current trading price of the Common Shares.

When will payment of the Purchase Price by made?

Holders of Common Shares that are validly delivered upon exercise of the Put Right to BNY prior to the Expiration Time will be sent the aggregate Purchase Price, subject to withholding for applicable taxes, promptly after the Expiration Time, without interest.

Is the Put Right subject to a minimum condition?

There is no condition that the Put Right must be exercised for a specified number, or a certain percentage, of the issued and outstanding Common Shares. As long as you comply with the instructions set forth in this Notice of Put Right and the Letter of Transmittal to exercise the Put Right for your Common Shares, you will have obtained the right to receive the Purchase Price for each Common Share for which the Put Right has been properly exercised, subject to withholding of applicable taxes as described below.

How do I exercise the Put Right and deliver my Common Shares?

Please refer to “Procedures for Exercising the Put Right” on page 23 for detailed instructions on how to exercise your Put Right and how to validly deliver your Common Shares. In summary:

•       Holders of certificates representing Common Shares:   Return a properly completed Letter of Transmittal and all stock certificates held by you representing Common Shares, to BNY. You must send in all of your certificates for Common Shares. It is important to note that the Common Shares with respect to which you exercise your Put Right will be taken pro-rata from each of the stock certificates held by you.

•       Holders of Common Shares held in book entry form (also known as “street name”) through a brokerage or other securities account maintained by a commercial institution:   Contact your broker, dealer, commercial bank, trust company or other nominee for their assistance in exercising your Put Right.

•       Holders of Common Shares held in book entry form (also known as “street name”) directly with the Depository Trust Company (such holders generally are commercial institutions such as brokers, dealers, commercial banks and trust companies):   Follow the procedures for book entry transfer of the Common Shares, as described in “Procedures for Exercising the Put Right” on page 23.

For holders of Common Shares in street name, it is important to note that you must surrender two times (2X) the number of Common Shares for which you wish to exercise the Put Right.

In order to exercise your Put Right during the Put Period, you must validly deliver your Common Shares, together with a properly completed Letter of Transmittal to BNY, no later than 5:00 p.m. Eastern Daylight Time on September 12, 2007.

May I withdraw my exercise of the Put Right after I have validly delivered my Common Shares to BNY?

Yes. Your election to exercise the Put Right may be withdrawn at any time prior to the Expiration Time. See “Procedures for Exercising the Put Right—Right of Withdrawal for the Put Period” on page 26 for more information.

How do I withdraw my exercise of the Put Right?

You (or your broker if your Common Shares are held in “street name”) must notify BNY at the address set forth on the back cover of this Notice of Put Right if you wish to withdraw your exercise of the Put Right. The notice must include the name of the stockholder that exercised the Put Right, the number of Common Shares for which the exercise is being withdrawn and the name in which the Common Shares are registered. BNY must receive any withdrawal for the exercise of the Put Right prior to the Expiration Time. For complete information about the procedures for withdrawing your exercise of the Put Right, see “Procedures for Exercising the Put Right—Right of Withdrawal for the Put Period” on page 26.

What are the associated preferred stock purchase rights?

Each Common Share and Class A Share has associated with it one preferred stock purchase right. Each of these rights entitles its holder to purchase, at a price of $209.25 for each, one one-thousandth of a share of Series A junior participating preferred stock, (each subject to adjustment) under certain circumstances provided for in Theravance’s rights agreement. The purpose of the rights agreement is to: give the Board of Directors of Theravance the opportunity to negotiate with any persons seeking to obtain control of Theravance; deter acquisitions of voting control of Theravance without assurance of fair and equal treatment of all of its stockholders; and prevent a person from acquiring in the market a sufficient amount of voting power over Theravance to be in a position to block an action sought to be taken by its stockholders. The exercise of the purchase rights would cause substantial dilution to a person attempting to acquire Theravance on terms not approved by its Board of Directors, and therefore would significantly increase the price that such person would have to pay to complete the acquisition. The rights agreement may deter a potential acquisition of Theravance or tender offer for Theravance shares. Until a “distribution date” under the rights plan occurs, the rights are not be exercisable, are represented by the same certificate that represents the shares with which the rights are associated and trade together with such shares.

If I decide not to exercise my Put Right, how will my Common Shares be affected?

Your Common Shares will not be affected other than your Put Right will expire if not exercised before the Expiration Time.

Will Theravance continue to be a public company following the Put Period?

Yes. The exercises of the Put Right during the Put Period will not affect Theravance’s continued listing on its stock exchange, The Nasdaq Global Market. Theravance will continue to be subject to periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

I hold vested options to purchase Common Shares: Am I eligible to exercise the Put Right?

No. Holders of vested options to purchase Common Shares issued under stock option plans maintained by Theravance (the “Stock Options”) are not eligible to participate in the Put Right unless such holders first exercise the applicable Stock Options on or before September 3, 2007. It is important to note that you must exercise a number of options equal to at least two times (2X) the number of Common Shares for which you wish to exercise the Put Right. On July 11, 2007, Theravance posted a notice on its internal company website, and filed the same notice on a Current Report on Form 8-K, advising holders of Stock Options of this deadline to enable them to exercise their Stock Options and exercise their Put Right with respect to the Common Shares issued thereunder.

Must I exercise the Put Right for all of my Common Shares?

No. The decision to exercise the Put Right with respect to your Common Shares, and the number of shares you wish to tender pursuant to any exercise of your Put Right, is at your individual discretion. Accordingly, you may exercise the Put Right for none or a portion of your Common Shares (but not more than fifty percent (50%) of the Common Shares held by you) during the Put Period. Please remember that the Put Right only applies to up to fifty percent (50%) of the Common Shares held by each stockholder.

Will I have to pay brokerage commissions if I tender my shares?

If you are a registered stockholder and you tender your shares directly to BNY, you will not incur any brokerage commissions. If you hold shares through a broker, bank or other nominee, we urge you to consult your broker, bank or other nominee to determine whether any transactions costs are applicable.

What are the material United States federal income tax considerations with respect to my exercise of the Put Right?

Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the Common Shares you sell pursuant to the exercise of the Put Right, and such sales may also be taxable under applicable state, local and other tax laws. The cash you receive in exchange for such shares will generally be treated either as (1) proceeds from the sale or exchange of such shares eligible for capital gains treatment, or (2) a dividend to the extent of our available current or accumulated earnings and profits, and thereafter first as a non-taxable return of capital (to the extent of your tax basis in our stock) and then as capital gain. In the case of non-United States holders, because it is unclear which characterization applies, we intend to withhold 30% of the gross proceeds paid, or such lesser percentage as may be available under an applicable treaty provision as applied to dividend income. As individual tax situations differ, stockholders should consult with their individual tax and legal advisors concerning the tax consequences of the exercise of the Put Right. Please see “Miscellaneous Provisions Related to the Put Right—Material United States Federal Income Tax Consequences of the Purchase of Common Shares” on page 20 for more information.

To whom may I direct questions about the Put Right?

If you have questions or need assistance, you should contact Investor Relations at Theravance, Inc. by phone at (650) 808-4100, by e-mail at investor.relations@theravance.com, or by mail at Theravance, Inc., 901 Gateway Boulevard, South San Francisco, California 94080 Attn: Investor Relations.

To the Holders of Shares of Common Stock of
Theravance, Inc.

INTRODUCTION

This “Notice of Put Right” pertains to the right of the holders of shares of common stock, par value $0.01 per share (together with the preferred stock purchase rights, the “Common Shares”), of Theravance, Inc. (“Theravance”) to require, pursuant to Theravance’s Restated Certificate of Incorporation, as amended (the “Restated Certificate”), Theravance to purchase up to fifty percent (50%) of the Common Shares (the “Put Right”) held by them upon the terms and subject to the conditions set forth in this Notice of Put Right and the Letter of Transmittal, which will be sent to stockholders at the commencement of the Put Period. The Purchase Price is $19.375 in cash per Common Share.

On July 30, 2007, the reported closing price of the Common Shares on The Nasdaq Global Market was [     ]. Holders of Common Shares are urged to obtain a current market quotation for the Common Shares before they make their decision whether or not to exercise the Put Right.

THIS NOTICE OF PUT RIGHT AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE PUT RIGHT.

Background of Theravance

Theravance is a biopharmaceutical company with a pipeline of product candidates that it discovered and expects to develop in collaboration with partners or on its own. Theravance plans to commercialize its medicines primarily through partnerships with global pharmaceutical companies. Theravance is focused on the discovery, development and commercialization of small molecule medicines for unmet medical needs across a number of therapeutic areas including respiratory disease, bacterial infections and gastrointestinal motility dysfunction.

Theravance’s strategy focuses on the discovery, development and commercialization of medicines with superior efficacy, convenience, tolerability and/or safety. By primarily focusing on biological targets that have been either clinically validated by existing medicines or by potential medicines in late-stage clinical trials, Theravance can leverage years of available knowledge regarding a target’s activity and the animal models used to test potential medicines against such targets. Theravance moves a product candidate into development after it demonstrates superiority to such medicines in animal models that it believes correlate to human clinical experience. This strategy is designed to reduce technical risk and increase productivity. Theravance believes that it can enhance the probability of successfully developing and commercializing medicines by identifying at least two structurally different product candidates, whenever practicable, for development in each therapeutic program.

As of June 30, 2007, there were 51,211,521 Common Shares and 9,401,498 shares of Class A common stock outstanding, outstanding options to purchase 11,280,918 Common Shares, of which 4,158,472 were vested and exercisable, at a weighted average exercise price of $6.92 per share, and an outstanding warrant to purchase 18,064 shares at an exercise price of $1.94 per share.

Background oF the Put Right

Background of GSK’s Investment in Theravance

Collaboration Agreement

In November 2002, Theravance entered into a collaboration agreement with Glaxo Group Limited, a pharmaceutical company with substantial capabilities in respiratory drug development, formulation and commercialization, to develop and commercialize product candidates for the treatment of asthma and chronic obstructive pulmonary disease (Glaxo Group Limited, together with GlaxoSmithKline plc and SmithKline Beecham Corporation and their affiliates are hereinafter referred to as “GSK”). In connection with this collaboration, Theravance sold GSK shares of its (then) Series E Preferred Stock. These shares were later converted to common stock and then exchanged for Class A common stock in connection with Theravance’s March 2004 sale of Class A common stock to GSK (as described below).

Strategic Alliance with GSK and Sale of Class A Common Stock

In March 2004, Theravance entered into a strategic alliance agreement with GSK whereby, among other things, GSK received an option to license product candidates from all of Theravance’s current and future full drug discovery programs initiated prior to September 1, 2007, on pre-determined terms and on an exclusive, worldwide basis. Concurrent with entering into the strategic alliance agreement, Theravance sold $108.9 million of Class A common stock to GSK. As part of the sale of the Class A common stock, Theravance amended its certificate of incorporation to provide for a right held by GSK to “call” in July 2007 50% of the Common Shares held by Theravance’s stockholders and 50% of the Common Shares underlying vested and exercisable options and warrants at $54.25 per share (the “Call”). The restated certificate further provided that if the Call was not exercised by GSK, holders of Theravance’s Common Shares would have the Put Right. GSK did not exercise the Call, which right has now expired.

Upon the closing of the Class A common stock purchase, Theravance entered into a governance agreement with GSK (since amended) (the “Governance Agreement”), which is described below.

Pursuant to its rights under the Governance Agreement, GSK purchased 433,757 shares of Class A common stock in connection with Theravance’s initial public offering in October 2004. As of June 30, 2007, GSK owned 100% of Theravance’s outstanding Class A common stock, which constitutes approximately 15.5% of Theravance’s outstanding capital stock.

Governance Agreement

The provisions in the Governance Agreement relating to the Put Right have been set forth in other sections of this Notice of Put Right. A summary of the other significant terms of the Governance Agreement is provided below.

Rights of GSK Prior to the Expiration Time

Composition of Theravance’s Board of Directors:   GSK has the right to either: (i) nominate an individual to serve as a member of Theravance’s board of directors (the “Board”); or (ii) designate an individual to serve as an observer at Board meetings. GSK has this right until such time as GSK’s percentage ownership of Theravance’s outstanding securities having the right to vote generally in any election of Theravance’s directors, referred to as Theravance’s “Voting Stock,” (a) has fallen below 15%, or (b) directly as a result of any sale or other disposition by GSK of Voting Stock, has fallen below 19%.

GSK Approval of Certain Issuances of Theravance’s Equity Securities:   Without the prior written consent of GSK, Theravance may not issue any equity securities (as defined below) other than shares of common stock, options to acquire common stock and permitted indebtedness (as defined below). Theravance may issue these equity securities only if, as a consequence of such issuance, the aggregate number of shares of its common stock subject to the Put Right would not exceed 54.2 million (as adjusted for stock splits, stock dividends, combinations and other recapitalizations). In the context of the Governance Agreement, the term “equity securities” means (i) any of Theravance’s Voting Stock, (ii) securities convertible into or exchangeable for Voting Stock, and (iii) options, rights and warrants issued by Theravance to acquire Voting Stock. In the context of the Governance Agreement, the term “permitted indebtedness” means any indebtedness that Theravance issues prior to the Expiration Time in an amount equal to or less than $100.0 million and, if the indebtedness may be converted or exchanged into Voting Stock, then the terms of the indebtedness must provide that it may not be converted or exchanged prior to the Expiration Time.

Limitations on Indebtedness:   Theravance may not borrow money or otherwise incur indebtedness that would cause it, on a consolidated basis, to have financial indebtedness that exceeds its cash and cash equivalents, except that it may incur permitted indebtedness.

Limitation on Acquisition of Equity Securities by GSK:   Except as agreed to by Theravance in writing following approval by a majority of its independent directors, GSK may not, directly or indirectly: (i) acquire any of Theravance’s equity securities; (ii) make or participate in any solicitation of proxies to vote from any holders of Theravance’s equity securities; (iii) form or participate in a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with any person not bound by the terms of the Governance Agreement with respect to any Voting Stock; (iv) acquire any of Theravance’s assets or rights to purchase any of Theravance’s assets except for assets offered for sale by Theravance or the acquisition or purchase of Theravance’s assets pursuant to the existing agreements that Theravance has in place with GSK; (v) enter into any arrangement or understanding with others to do any of the actions listed in (i)—(iv) above; (vi) act together with others to offer to Theravance or any of Theravance’s stockholders any business combination, restructuring, recapitalization or similar transaction involving Theravance or otherwise seek together with others to control, change or influence the management, Board or Theravance’s policies or nominate any person as a director who is not nominated by the then incumbent directors of Theravance, or propose any matter to be voted upon by Theravance’s stockholders; and (vii) prior to August 31, 2007, request that Theravance or its Board amend or waive the restrictions set forth in (i)—(vi) above.

Limitations on Dispositions of Theravance’s Equity Securities by GSK:   GSK may not sell or transfer any of its Voting Stock without the prior approval of the Board (not including any director nominated by GSK) except for transfers: (i) to any other affiliate of GSK; or (ii) in connection with a change in control of Theravance approved by the Board (not including any director nominated by GSK) and completed prior to August 1, 2007.

Voting Arrangements:   GSK shall vote its Voting Stock (at GSK’s election) either (i) in accordance with the recommendation of Theravance’s independent directors (as defined below); or (ii) in proportion to the votes cast by the other holders of Voting Stock. In the context of the Governance Agreement, “independent director” means a director that complies with the independence requirements for directors with respect to Theravance for companies listed on The Nasdaq National Market and has business or technical experience, stature and character as is commensurate with service on the board of directors of a publicly traded enterprise. GSK can vote as it chooses on any proposal to: (a) amend the Restated Certificate to amend the provisions related to the put and call; (b) issue equity securities of Theravance to one or more parties (other than in a public offering) that would result in that party or parties holding 20% or more of the Voting Stock; or (c) effect a change in control of Theravance. If a person or group acting in concert acquires 20% or more of the Voting Stock, GSK may vote its Voting Stock without any restrictions. GSK has granted an irrevocable proxy coupled with an interest in all Voting Stock owned by GSK to the Board. This proxy will enable the proxyholder to vote or otherwise act with respect to all of GSK’s Voting Stock in the manner required by the Governance Agreement.

Rights of GSK After the Expiration Time

If GSK’s Ownership of Theravance Voting Stock is Greater than 50.1%

Composition of the Board of Directors:   The Board will include: (i) a number of nominees designated by GSK equal to one-third of the aggregate number of directors comprising the Board at that time; (ii) two of Theravance’s officers nominated by the nominating committee of the Board; and (iii) the remaining members of the Board will be independent directors. In addition, so long as GSK’s percentage ownership of Voting Stock is 50.1% or greater, upon its request, GSK may designate nominees for half of the total number of independent directors. These nominees to be independent directors must be reasonably acceptable to the directors not nominated by GSK. Each GSK nominee to be an independent director must meet the qualifications of an independent director both with respect to Theravance and with respect to GSK. An equal number of independent directors will be nominated by the directors of the Board (excluding the directors nominated by GSK). If GSK’s percentage ownership of Voting Stock falls below 50.1% (subject to certain limitations), then the term of each director nominated by GSK pursuant to this provision will automatically cease.

Committees of the Board of Directors:   Any committee of the Board must contain at least one director nominated by GSK except for: (i) a committee representing the interests of the holders of common stock; (ii) a committee of independent directors constituted for the purposes of making any determination that is to be made under the terms of the Governance Agreement or Restated Certificate; or (iii) a committee in which membership of a director nominated by GSK would be prohibited by applicable law, regulation or stock exchange or trading system listing requirement.

Approval by a Majority of GSK Nominated Directors of Certain Actions:   The approval of a majority of the directors nominated by GSK will be required to approve any of the following: (i) Thervance’s acquisition of any business or assets that would constitute a substantial portion of Theravance’s business or assets; (ii) the sale, lease, license, transfer or other disposal of a substantial portion of Theravance’s business or assets, tangible or intangible, other than dispositions of assets over which GSK has no contractual rights pursuant to agreements with Theravance or in the ordinary course of business; or (iii) the repurchase or redemption of any of equity securities other than (A) redemptions required by the terms of the Voting Stock, (B) purchases made at fair market value in connection with any deferred compensation plan that Theravance maintains and (C) repurchases of unvested or restricted stock at or below cost pursuant to a compensation plan.

GSK Approval of Certain Issuances of Theravance’s Equity Securities:   If GSK’s percentage ownership of Voting Stock is 50.1% or greater on the Expiration Time or if GSK’s percentage ownership of Voting Stock is 35.1% or greater, but less than 50.1% on the Expiration Time, and exceeds 50.1% at any time on or prior to December 31, 2008, Theravance may not issue any Equity Security on or prior to September 1, 2012 other than (i) equity securities issued pursuant to any employee, officer, director or consultant compensation plan that has been approved by the Board; and (ii) equity securities issued by Theravance to third parties, provided that the aggregate number of shares of any such equity securities issued to such third parties during the period described above may not exceed the equivalent of approximately 16.1 million shares of common stock (on an as converted to common stock basis and as adjusted for stock splits, stock dividends, combinations and other recapitalizations).

Limitation on Acquisition of Theravance’s Equity Securities by GSK:   Except as agreed to by Theravance in writing following approval by a majority of the independent directors, GSK will have the same limitations on the acquisition of equity securities as GSK did prior to the Expiration Time. These limitations are described above.

Limitations on Disposition of Theravance’s Equity Securities by GSK:   GSK may not sell or transfer any of its Voting Stock without the prior approval of a majority of the independent directors until September 1, 2012 if GSK’s percentage ownership of Voting Stock is 50.1% or greater on the Expiration Time. If GSK’s percentage ownership of Voting Stock becomes 50.1% or greater after the Expiration Time and before September 1, 2012, then GSK may not sell or transfer any of its Voting Stock without the prior approval of a majority of the independent directors until September 1, 2012. GSK is permitted to sell or transfer its Voting Stock in connection with a change in control of Theravance that is approved by a majority of the independent directors. In the event that the prohibition on the disposition of Voting Stock by GSK expires on September 1, 2012, if GSK disposes of any Voting Stock, GSK shall not be able to purchase any Voting

Stock for one year after such disposition without the prior approval of a majority of the independent directors.

Voting Arrangements:   GSK shall vote its Voting Stock (at GSK’s election) either (i) in accordance with the recommendation of the independent directors or (ii) in proportion to the votes cast by the other holders of Voting Stock. GSK can vote as it chooses on any proposal to: (a) effect a change in control of Theravance; (b) effect the acquisition by Theravance of any business or assets that would constitute a substantial portion of Theravance’s business or assets; (c) effect the sale, license or transfer of all or a substantial portion of Theravance’s business or assets unless GSK has no contractual rights over the business or assets in question pursuant to Theravance’s strategic alliance agreement with GSK, and such sale, license or transfer occurs in the ordinary course of business; or (d) issue equity securities to one or more parties (other than in a public offering) that would result in that party or parties holding 20% or more of the Voting Stock. If a person or group acting in concert acquires 20% or more of the Voting Stock, GSK may vote its Voting Stock without any restrictions. GSK has granted an irrevocable proxy coupled with an interest in all Voting Stock owned by GSK to the Board. This proxy will enable the proxyholder to vote or otherwise act with respect to all of GSK’s Voting Stock in the manner required by the Governance Agreement.

If GSK’s Ownership of Theravance’s Voting Stock is Less than 35.1%

Composition of Theravance’s Board of Directors:   GSK’s rights to nominate Board members and designate observers to the Board are identical to GSK’s rights prior to the Expiration Time. These rights are described above.

Board Approval Matters:   The approval of a majority of the directors nominated by GSK will not be required for the matters set forth above in “Approval by a Majority of GSK Nominated Directors of Certain Actions”.

GSK Approval of Certain Issuances of Theravance’s Equity Securities and Debt:   GSK approval will not be required for issuances of Theravance’s Equity Securities or for Theravance to incur indebtedness.

Limitation on Acquisition of Theravance’s Equity Securities by GSK:   Except as agreed to by Theravance in writing following approval by a majority of the independent directors, GSK will have the same limitations on the acquisition of Theravance’s equity securities as GSK did prior to the Expiration Time. These limitations are described above.

Limitation on Disposition of Theravance’s Equity Securities by GSK:   GSK may not sell or transfer any of its Voting Stock without the prior approval of a majority of the independent directors until September 1, 2008. GSK is permitted to sell or transfer its Voting Stock in connection with a change in control of Theravance that is approved by a majority of the independent directors. In the event that the prohibition on the disposition of Voting Stock by GSK expires on September 1, 2008 as set forth above, GSK shall be able to dispose of its Voting Stock after such date and prior to September 1, 2012 only through either a public offering or pursuant to Rule 144 under the Securities Act of 1933, as amended.

Voting Arrangements:   The voting arrangements are identical to GSK’s voting arrangement prior to the Effective Time. These voting arrangements are described above.

Rights of GSK during the Interim Period

The “Interim Period” is referred to as the time period between the Expiration Time and September 1, 2008, or, if on or after September 1, 2008 GSK offers to purchase additional shares of Voting Stock that would cause GSK’s percentage ownership of Theravance to equal 60%, then the expiration date of that offer (which may be no later than October 15, 2008).

If GSK’s Ownership of Theravance Voting Stock is Between 35.1% and 50.1% during the Interim Period

Composition of Theravance’s Board of Directors:   GSK shall have the right to (i) nominate a director, and (ii) upon its request, GSK may during this time period designate a number of nominees to be independent directors equal to GSK’s percentage ownership of Voting Stock multiplied by the total number of independent directors. GSK’s nominees to be independent directors must be reasonably acceptable to the directors not nominated by GSK. GSK’s right to nominate a director and independent directors pursuant to this provision and the term of any director and independent director nominated by GSK pursuant to these provisions will automatically cease upon the expiration of the Interim Period.

Approval by a Majority of the Independent Directors of Certain Actions:   The approval of a majority of Theravance’s independent directors will be required to approve any of the following: (i) Theravance’s acquisition of any business or assets that would constitute a substantial portion of Theravance’s business or assets; (ii) the sale, lease, license, transfer or other disposal of a substantial portion of Theravance’s business or assets, tangible or intangible, other than dispositions of assets over which GSK has no contractual rights pursuant to agreements with Theravance or in the ordinary course of business; or (iii) the repurchase or redemption of any of equity securities other than (A) redemptions required by the terms of the Voting Stock, (B) purchases made at fair market value in connection with any deferred compensation plan that Theravance maintains and (C) repurchases of unvested or restricted stock at or below cost pursuant to a compensation plan.

GSK Approval of Certain Issuances of Theravance’s Equity Securities:   Theravance may not issue any equity security at any time on or prior to December 31, 2008 other than: (i) equity securities issued pursuant to any employee, officer, director or consultant compensation plan that has been approved by the Board; and (ii) equity securities issued by Theravance to third parties provided that the aggregate number of shares of any such equity securities issued to such third parties during the period described above may not exceed the equivalent of 16.1 million shares of common stock (on an as converted to common stock basis and as adjusted for stock splits, stock dividends, combinations and other recapitalizations).

Limitation on Acquisition of Theravance’s Equity Securities by GSK:   Except as agreed to by Theravance in writing following approval by a majority of the independent directors, GSK will have the same limitations on the acquisition of Theravance’s equity securities as GSK did prior to the Expiration Time. These limitations are described above.

Limitation on Disposition of Theravance’s Equity Securities by GSK:   GSK may not sell or transfer any of its Voting Stock without the prior approval of a majority of the independent directors until September 1, 2008. GSK is permitted to sell or transfer its Voting Stock in connection with a change in control of Theravance that is approved by a majority of the independent directors. In the event that the prohibition on the disposition of Voting Stock by GSK expires on September 1, 2008 as set forth above, GSK shall be able to dispose of its Voting Stock after such date and prior to September 1, 2012 only through either a public offering or pursuant to Rule 144 under the Securities Act of 1933, as amended.

Voting Arrangements:   The voting arrangements are identical to GSK’s voting arrangements after the Effective Time if GSK’s Ownership of Theravance Voting Stock is Greater than 50.1%. These voting arrangements are described above.

Other Agreements Between Theravance and GSK

Theravance is also a party to the following agreements with GSK:

Collaboration Agreement between Theravance and Glaxo Group Limited, dated as of November 14, 2002

Class A Common Stock Purchase Agreement between Theravance and SmithKline Beecham Corporation, dated as of March 30, 2004

Strategic Alliance Agreement between Theravance and Glaxo Group Limited, dated as of March 30, 2004

Amended and Restated Investors’ Rights Agreement by and among the registrant and the parties listed therein, dated as of May 11, 2004

Class A Common Stock Purchase Agreement between the Theravance and SmithKline Beecham Corporation dated October 4, 2004

Lock-up Agreement among Theravance, SmithKline Beecham Corporation and P. Roy Vagelos dated May 11, 2004

Lock-up Agreement among Theravance, SmithKline Beecham Corporation and Rick E Winningham dated May 11, 2004

Lock-up Agreement among Theravance, SmithKline Beecham Corporation and Patrick P.A. Humphrey dated May 11, 2004

Pursuant to the three above-listed Lock-up Agreements, each of Dr. Vagelos, Mr. Winningham and Dr. Humphrey agreed not to sell or transfer 50% of the shares (including shares underlying stock options) held by him as of May 11, 2004 (the “Restricted Shares”) until on or after the Expiration Time and agreed not to exercise the put right with respect to the Restricted Shares during the Put Period.

Grant of proxy to Rick E Winningham and Michael W. Aguiar by SmithKline Beecham Corporation and Glaxo Group Limited in connection with Theravance’s 2005 and 2006 Annual Meetings of Stockholders. With these documents, SmithKline Beecham Corporation and Glaxo Group Limited provided authority for their proxies to vote for all proposals and elect all directors on the ballot at those Annual Meetings of Stockholders.

Summary of Payments Between Theravance and GSK

The following summarizes payments during Theravance’s six months ended June 30, 2007 and preceding two fiscal years between Theravance and GSK (and its affiliates):

•       Milestone payments:   No milestone payments were received from GSK for the six months ended June 30, 2007. Theravance received $8.0 million in milestone payments under the Strategic Alliance with GSK in 2006 and 2005, respectively.

•       Reimbursements:   For certain costs that were reimbursable by GSK, Theravance received from GSK $0.5 million for the six months ended June 30, 2007, and $0.9 million and $4.8 million in 2006 and 2005, respectively.

Purpose of the Put Right

The Put Right allows holders of Common Shares to cause Theravance to purchase up to fifty percent (50%) of their Common Shares as provided in the Restated Certificate. Theravance and GSK will cause this Notice of Put Right to be sent to the holders of Common Shares as required under the terms of the Restated Certificate and the Governance Agreement.

Certain Effect of the Exercise of the Put Right

The exercise of the Put Right and the expiration of the Put Period will affect Theravance and its stockholders in several ways:

•       to the extent the Put Right is exercised, GSK will hold a greater percentage of the Voting Stock;

•       the applicable governance changes described above will go into effect based on GSK’s ownership of the Voting Stock after the Expiration Time; and

•       following the Expiration Time, stockholders will no longer have the Put Right.

The Put Right

General

Under Section (C)(5) of Article IV of the Restated Certificate, each holder of shares of common stock (the “Common Shares”) has the right to require Theravance to redeem, out of legally available funds, up to fifty percent (50%) of the holder’s Common Shares (the “Put Right”) at a price of $19.375 in cash per Common Share (the “Purchase Price”) during the period beginning on August 1, 2007 and ending at 5:00 p.m. Eastern Daylight Time on September 12, 2007 (the “Put Period”). GSK is contractually obligated to provide the funds necessary for Theravance to redeem the Common Shares from its stockholders; however, GSK’s maximum obligation for the Common Shares subject to the Put is capped at $525 million. Theravance is under no obligation to redeem any Common Shares that are Put until GSK provides the funds necessary to redeem such shares.

At least ten, but not more than thirty (30), days prior to the beginning of the Put Period, Theravance is required to mail to each holder of Common Shares a put notification. At the commencement of the Put Period, Theravance will send to each holder of Common Shares this Notice of Put Right and a Letter of Transmittal to be used in exercising the Put Right.

The “Expiration Time” means 5:00 p.m. Eastern Daylight Time on September 12, 2007, provided that such date may be extended through public announcement by Theravance to the extent required to comply with United States federal securities laws.

Additionally, at least ten (10), but not more than thirty (30), days prior to the beginning of the Put Period, Theravance is required to publish a notice similar to this Notice of Put Right in the Wall Street Journal and such notice will be published on July 20, 2007.

Theravance may delay the dates to take the actions described above to the extent necessary to comply with the United States federal securities laws. To the extent that there are any delays, the dates on which payments would otherwise be required to be made will be extended by the same number of days of the delay.

GSK’s Obligation to Provide Funds to Purchase Common Shares

Under the terms of the Governance Agreement, GSK is obligated to provide to The Bank of New York (“BNY”) in its capacity as Depositary for the Put Right, immediately prior to the time that any amounts are required to be deposited with BNY for payment to the holders of Common Shares pursuant to the Restated Certificate, funds in an amount equal to the product of the number of Common Shares with respect to which the Put Right has been properly exercised multiplied by the Purchase Price, provided, however, that GSK’s maximum obligation for these shares is capped at $525 million. In exchange for such payment, The Bank of New York, as Theravance’s transfer agent with respect to its common stock, and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP, Theravance’s transfer agent with respect to its Class A common stock, will issue to GSK within five (5) business days following the end of the Put Period an equal number of shares of Class A common stock and common stock such that the aggregate number of shares issued to GSK is equal to the number of Common Shares that are purchased and cancelled by Theravance in accordance with the Put Right.

The Put Period

The Restated Certificate provides that payment of an amount of $19.375 in cash per Common Share is to be made promptly after September 12, 2007 for Common Shares that have been surrendered with a properly executed Letter of Transmittal on or before September 12, 2007.

However, the Restated Certificate also states that the dates on which Theravance is required to take actions with respect to payment of the Purchase Price for the Common Shares may be delayed to such later dates as may be necessary in order to comply with United States federal securities laws. United States federal securities laws do not permit Theravance to pay the Purchase Price prior to the Expiration Time to holders of Common Shares who have properly exercised the Put Right. Consequently, irrespective of when during the Put Period holders of Common Shares exercise the Put Right, payment of the Purchase Price for all Common Shares for which the Put Right is exercised during the Put Period will be made after September 12, 2007, or such later date to which the Expiration Time may be extended by Theravance through public announcement to the extent required to comply with United States federal securities laws.

Therefore, each holder of Common Shares that has:

•       properly executed and returned the Letter of Transmittal prior to 5:00 p.m. Eastern Daylight Time on September 12, 2007, or such later date to which the Expiration Time may be extended by Theravance through public announcement to the extent required to comply with United States federal securities laws; and

•       surrendered Common Shares equal to at least two times (2X) the number of Common Shares for which a holder wishes to exercise the Put Right (or followed instructions in the Letter of Transmittal for the guaranteed delivery of such shares either in certificate or book entry form) with respect to which the Put Right has been exercised during the Put Period will be paid the Purchase Price, subject to withholding for applicable taxes, promptly after the Expiration Time, without interest. If the Common Shares delivered to BNY were represented on a physical stock certificate, BNY will also send such holder a Direct Registration Transaction Advice representing the balance of such holder’s Common Shares for which the Put Right was not exercised. The Direct Registration Transaction Advice represents shares held in your name and tracked electronically (in book-entry form) on Theravance’s records, which are maintained by The Bank of New York as its transfer agent. Theravance has initiated Direct Registration with The Bank of New York effective September 13, 2007. Additional information about Direct Registration will be sent to all stockholders of record, but briefly, holding your shares in the Direct Registration System relieves you from the responsibility of keeping track of physical stock certificates, while retaining full ownership of your shares, including voting rights and all other privileges of being a stockholder.

Notwithstanding the foregoing, GSK’s maximum obligation for the Common Shares subject to the Put is capped at $525 million. Theravance is under no obligation to redeem any Common Shares until GSK provides the funds to redeem such shares.

Certain Conditions of the Put Right

Notwithstanding any other provision of the Put Right, Theravance will not be required to accept for payment nor pay the Purchase Price for any Common Shares, may postpone the acceptance for payment of the Purchase Price or payment for delivered Common Shares, and may, in its sole discretion, terminate or amend the Put Right as to any Common Shares for which the Purchase Price has not been paid if prior to

5:00 p.m. Eastern Daylight Time on September 12, 2007, a court or governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Put Right illegal or otherwise prohibiting consummation of the Put Right.

The condition described above is for the sole benefit of Theravance and may be asserted by Theravance or may be waived by Theravance as a whole or in part at any time and from time to time in its sole discretion, provided that, unless Theravance extends the Put Period to the extent necessary to ensure that there are five (5) business days remaining prior to the expiration of the Put Period, any waiver must occur on or before September 5, 2007 and all of the foregoing conditions which are not waived by Theravance must be satisfied prior to 5:00 p.m. Eastern Daylight Time on September 12, 2007. The determination as to whether such condition has occurred will be in the sole judgment of Theravance, whose determination must be reasonable using good faith judgment, and will be final and binding on all parties. The failure by Theravance at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted from time to time and at any time prior to 5:00 p.m. Eastern Daylight Time on September 12, 2007.

Extension of the Put Period

Theravance may extend the Put Period at any time in order to comply with United States federal securities laws. If Theravance decides to extend the Put Period, Theravance will inform BNY of that fact, and will make a public announcement of the extension, not later than 9:00 a.m. Eastern Daylight Time on September 12, 2007. The term “Expiration Time” means 5:00 p.m., Eastern Daylight Time, on September 12, 2007, unless and until Theravance will have extended the Put Period, in which event the term “Expiration Time” will mean the latest time and date at which the Put Period, as so extended by Theravance, expires.

An Insolvency Event

Notwithstanding anything else in this Notice of Put Right, if an Insolvency Event (as defined below) occurs during the Put Period, then the Put Right shall be held open for an additional sixty (60) business days after the date of such Insolvency Event.

The term “insolvency event” means the occurrence of any of the following events:

•       the filing by Theravance of a voluntary petition in bankruptcy, or seeking a reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (the “Bankruptcy Code”), or under any state or federal law granting relief to debtors; or

•       the filing or commencement of any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Theravance and the same is not dismissed within thirty (30) days; or

•       the filing by Theravance of an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or

•       the adjudication of Theravance as bankrupt, or an order for relief shall be entered by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

Miscellaneous Provisions Related to the Put Right

Adjustments

If Theravance effects a subdivision or combination of the Common Shares, whether by reclassification or otherwise, into a greater or lesser number of Common Shares, then the Purchase Price will be adjusted by multiplying the Purchase Price in effect immediately prior to the event by the ratio of the number of Common Shares outstanding immediately prior to the event to the number of Common Shares outstanding immediately after the event. Additionally, if Theravance pays any dividend on Common Shares in common stock, then the Purchase Price will be adjusted based on this same formula. Theravance does not currently intend to pay a dividend during the Put Period.

Enforcement of GSK’s Obligations

Under the Governance Agreement, Theravance is required to take the actions as may be necessary to cause the performance by GSK of its obligations under the Governance Agreement. All determinations on behalf of Theravance with respect to GSK’s performance under the Governance Agreement will be made by a majority of Theravance’s directors who are not designees of GSK.

Purchased Common Shares

All Common Shares purchased by Theravance under the Put Right will be retired and certificates representing the Common Shares will be cancelled promptly after the purchase thereof. The Bank of New York, as Theravance’s transfer agent with respect to its common stock, and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP, Theravance’s transfer agent with respect to its Class A common stock, will issue to GSK within five (5) business days following the end of the Put Period an equal number of shares of Class A common stock and common stock such that the aggregate number of shares issued to GSK is equal to the number of Common Shares that are purchased and cancelled by Theravance, in accordance with the Put Right.

Stockholder Notification

Theravance has instructed The Bank of New York to provide a list of stockholders and security positions for the purpose of disseminating this Notice of Put Right to holders of record of Common Shares on July 20, 2007. This Notice of Put Right and the related Letter of Transmittal will be mailed to record holders of Common Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Common Shares.

Material United States Federal Income Tax Consequences of the Purchase of Common Shares

Overview

The following is a general discussion of certain of the material United States federal income tax consequences of a redemption effected pursuant to the exercise by a holder of Common Shares of the Put Right. This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), final, temporary and proposed Treasury regulations (which we refer to as the “Treasury regulations”) promulgated thereunder by the Internal Revenue Service (which we refer to as the “IRS”), and administrative and judicial interpretations thereof, each as in effect and available on the date of this Put Notice, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to stockholders. You should note that, due to a lack of definitive judicial or administrative interpretation, uncertainties exist with respect to many of the tax consequences described below.

You should also be aware that this discussion is addressed only to those holders of Common Shares who are United States citizens and residents and who hold our Common Shares as capital assets. This discussion does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances, such as stockholders who are subject to the alternative minimum tax provisions of the Code, who are dealers in securities or foreign currency, who are financial institutions or insurance companies, who are corporations, who are investors in pass-through entities, who are tax-exempt organizations, who hold their Common Shares as “qualified small business stock” pursuant to Section 1202 of the Code, whose shares constitute “Section 306 stock” under Section 306 of the Code, who are foreign persons or entities, who do not hold their Common Shares as capital assets, who acquired their Common Shares in connection with stock option or stock purchase plans or in other compensatory transactions, who hold Common Shares as part of an integrated investment (including a hedge or a straddle) comprised of Common Shares and one or more other positions, or who have previously entered into a conversion transaction or constructive sale of Common Shares under the constructive sale provisions of the Code. In addition, the following discussion does not address (i) the tax consequences of a redemption to any person under foreign, state or local tax laws, or (ii) the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the transactions described in this information statement (whether or not any such transactions are undertaken in connection with such transactions).

We have not requested a ruling from the IRS in connection with the tax consequences described herein. Accordingly, the discussion below neither binds the IRS nor precludes it from adopting a contrary position.

In view of the foregoing and because the following discussion is intended as a general summary only, you are urged to consult your own tax advisors as to the specific tax consequences of your exercise of the Put Right, including the applicable federal, state, local and foreign tax consequences, in light of your own particular tax situations.

General Consequences of the Exercise of the Put Right

The purchase by Theravance of up to 50% of the Common Shares held by a stockholder under the exercise of the Put Right by such stockholder is expected to be subject to the stock redemption rules of Section 302 of the Code. Under the rules of Section 302 of the Code, the entire cash proceeds from the redemption received will be treated as a distribution taxable as a dividend (to the extent of Theravance’s available earnings and profits), unless the redemption is “substantially disproportionate” with respect to the stockholder or is “not essentially equivalent to a dividend” with respect to the stockholder. To the extent a redemption is not “substantially disproportionate” or is “essentially equivalent to a dividend” with respect to a stockholder, amounts received in connection with the redemption which exceed a stockholder’s allocable share of our current and accumulated earnings and profits will first be treated as a non-taxable return of capital, causing a reduction in the adjusted tax basis of such stockholder’s shares, and any amounts in excess of such stockholder’s adjusted tax basis will constitute capital gain. Any remaining adjusted tax basis in the redeemed shares will be transferred to any remaining shares held by such stockholder.

In the event the redemption is “substantially disproportionate” or “not essentially equivalent to a dividend” with respect to the stockholder, the redemption should qualify for sale treatment (i.e., the stockholder will recognize long- or short-term (depending upon the stockholder’s holding period for the redeemed shares) capital gain or loss upon the redemption equal to the difference between its adjusted tax basis in the redeemed shares and the amount of cash received in exchange for such shares in the redemption).

In determining whether a redemption is “substantially disproportionate” or “not essentially equivalent to a dividend” with respect to a stockholder, the stockholder must take into account its shares of stock actually owned as well as the shares of stock constructively owned by reason of certain constructive ownership rules set forth in the Code. Under these constructive ownership rules, a stockholder will be deemed to own any shares of stock that are either actually or constructively owned by certain related individuals or entities and any shares of stock that the stockholder has a right to acquire by exercise of an option or by conversion or exchange of a security. In addition, in applying the “substantially disproportionate” and “not essentially equivalent to a dividend” tests, a stockholder must also take into account acquisitions or dispositions of stock that are treated for United States federal income tax purposes as integrated with the redemption.

The redemption of Theravance Common Shares from a Theravance stockholder will be “substantially disproportionate” with respect to the stockholder if, among other things, the percentage of Common Shares actually and constructively owned by the stockholder immediately following the redemption is less than 80% of the percentage of shares of stock actually and constructively owned by the stockholder immediately prior to the redemption. For this purpose, a stockholder will compare its percentage interest in Theravance represented by its shares actually and constructively owned (including stock constructively owned by reason of the ownership of stock options) immediately prior to the redemptions with its percentage interest in Theravance represented by shares actually and constructively owned immediately after the redemptions (including stock constructively owned by reason of the ownership of stock options) and any issuance of additional stock to GSK in exchange for funding Theravance’s obligation to redeem shares pursuant to any exercises of the Put Right. The redemption of a stockholder’s Common Shares will be treated as “not essentially equivalent to a dividend” with respect to the stockholder if the stockholder experiences a “meaningful reduction” in its percentage interest as a result of the redemption. Depending on a particular stockholder’s facts and circumstances, even a small reduction in the stockholder’s proportionate equity interest may satisfy the meaningful reduction test. For example, the IRS has held that any reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (e.g., an interest of less than 1%) and who exercises no control over corporate affairs constitutes a “meaningful reduction.”

There is a risk that a redemption of a stockholder’s Common Shares pursuant to the exercise of the Put Right could be treated as a recapitalization under Section 368(a)(1)(E) of the Code in which such stockholder is deemed to exchange its Common Shares for shares of Theravance common stock and cash. It is not expected that a redemption of Common Shares should be treated in such a manner; however, due to a lack of definitive judicial or administrative interpretation, this conclusion is not free from doubt. In the event that a redemption of Common Shares does result in such recapitalization treatment, a stockholder would recognize gain but not loss in the exchange equal to the lesser of:

the amount of cash received in the redemption; and

the excess of:

(1)          the amount of cash and the fair market value of the Common Shares retained by the stockholder, over

(2)          the stockholder’s adjusted tax basis in all of the Common Shares held immediately prior to the redemption.

In general any such gain or loss would be treated as dividend income or capital gain under rules similar to those described above with respect to redemptions (i.e., such gain will generally be treated as capital gain if the redemption was “substantially disproportionate” with respect to a shareholder or otherwise “not essentially equivalent to a dividend” as described above).

In the event the Put Right were considered a separate property right, it is also possible that Common Shares (or at least 50% of such shares) and the put right may be treated as a straddle under Section 1092 of the Code, in which case the holder’s holding period would never have increased for various purposes under the Code. The Put Right is expected to be treated as an integral and incidental part of the Common Shares, and therefore not as a separate property right; however, due to a lack of definitive judicial or administrative guidance, this issue is not free from doubt.

In addition, under certain circumstances, where a taxpayer has an option to sell stock (such as through the exercise of the put right), Section 1233 of the Code prevents a taxpayer’s holding period from increasing (for purposes of obtaining long-term capital gain). The terms of the Common Shares are not expected to cause Section 1233 of the Code to apply to Common Shares. Section 1233 of the Code is not expected to apply since the Put Right was acquired on the same day as the Common Shares and can be used to put only Common Shares to Theravance. Due to a lack of definitive judicial or administrative interpretation, this issue is not free from doubt, however. Holders of Common Shares are urged to consult their tax advisors concerning the “identification” requirement contained in Code Section 1233(c).

Certain non-corporate stockholders may be subject to backup withholding at a 28% rate on the redemption payments made to such stockholders. In order to avoid backup withholding, a stockholder must complete Form W-8IMY or Form W-8BEN (if the stockholder is a nonresident alien individual or foreign entity) or Form W-9 (if the stockholder is a United States resident or domestic entity). Forms W-8IMY, W-8BEN and W-9 are available on the Internal Revenue Service’s web site, www.irs.gov.

Generally, BNY will withhold United States federal income tax at a rate of 30% from the gross proceeds paid to a foreign stockholder (as defined in “Procedures for Exercising the Put Right—Federal Income Tax Withholding on Foreign Stockholders” on page 28 below) or his agent in connection with the exercise of the Put Right, unless BNY determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding otherwise applies or that proceeds received by the foreign stockholder are entitled to capital gains treatment. See “Procedures for Exercising the Put Right—Federal Income Tax Withholding on Foreign Stockholders” on page 28 for information.

CIRCULAR 230 DISCLOSURE:   THE FOREGOING INFORMATION ADDRESSING OR OTHERWISE RELATING TO THE TAX CONSEQUENCES OF THE ACTIONS AND TRANSACTIONS DESCRIBED HEREIN (THE “TAX INFORMATION”) IS NEITHER INTENDED NOR PROVIDED TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON SUCH TAXPAYER. ADDITIONALLY, THE TAX INFORMATION WAS PREPARED, AND IS BEING PROVIDED, TO SUPPORT THE PROMOTION OF THE TRANSACTIONS DESCRIBED HEREIN. THE TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN WILL VARY IN ACCORDANCE WITH THE SPECIFIC CIRCUMSTANCES OF EACH TAXPAYER; ACCORDINGLY, EACH TAXPAYER SHOULD CONSULT HIS OR HER OWN INDEPENDENT TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN.

Procedures for Exercising the Put Right

Acceptance for Payment and Payment for Common Shares

Payment for the Common Shares delivered and accepted for payment pursuant to the exercise of the Put Right will be made only after timely receipt by BNY of certificates evidencing such Common Shares or a confirmation of a book entry transfer of such Common Shares (a “Book Entry Confirmation”) into BNY’s account at the Depository Trust Company a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents prior to the Expiration Time. The Letter of Transmittal will be sent to stockholders at the commencement of the Put Period.

Payment of the Purchase Price for Common Shares accepted for payment pursuant to the exercise of the Put Right will be made by BNY, which will act as agent for the holders of Common Shares that properly exercise their Put Right for the purpose of transmitting the Purchase Price to such stockholders. Under no circumstances will interest on the Purchase Price be paid, regardless of any delay in making such payment.

To the extent the delivering stockholder delivered a physical stock certificate in the exercise of the Put Right, BNY will send such stockholder a Direct Registration Transaction Advice representing the balance of such holder’s Common Shares for which the Put Right has not been exercised or any delivered Common Shares that are not accepted for payment pursuant to the terms and conditions of the Put Right for any reason. The Direct Registration Transaction Advice represents shares held in your name and tracked electronically (in book-entry form) on Theravance’s records, which are maintained by The Bank of New York as its transfer agent. Theravance has initiated Direct Registration with The Bank of New York effective September 13, 2007. Additional information about Direct Registration will be sent to all stockholders of record, but briefly, holding your shares in the Direct Registration System relieves you from the responsibility of keeping track of physical stock certificates, while retaining full ownership of your shares, including voting rights and all other privileges of being a stockholder.

Procedure for Validly Delivering Common Shares

For Common Shares to be deemed “Validly Delivered” pursuant to the exercise of the Put Right, one of the following must occur:

•       For Common Shares represented by physical certificates:   a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, all stock certificates representing Common Shares held by such holder, and any other documents required by the Letter of Transmittal, must be received by BNY prior to the Expiration Time at one of its addresses set forth on the back cover of this Notice of Put Right; or

•       For Common Shares held in book entry form at the Depository Trust Company:   such Common Shares equal to two times (2X) the number of Common Shares for which a holder wants to exercise the Put Right must be delivered pursuant to the procedures for book entry transfer described below (and the Book Entry Confirmation of such delivery received by BNY, including an Agent’s Message (as defined herein) if the delivering stockholder has not delivered a Letter of Transmittal), prior to the Expiration Time; or

•       Guaranteed Delivery:   the delivering stockholder must comply with the guaranteed delivery procedures set forth below.

The term “Agent’s Message” means a message transmitted by the Depository Trust Company to, and received by, BNY and forming a part of a “Book Entry Confirmation,” which states that the Depository Trust Company has received an express acknowledgment from the participant in the Depository Trust Company delivering the Common Shares which are the subject of such Book Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Theravance may enforce such agreement against the participant.

Valid Delivery Through Book Entry Delivery of Common Shares from the Depository Trust Company to BNY

BNY has established an account with respect to the Common Shares at the Depository Trust Company for purposes of the exercise of the Put Right. Any financial institution that is a participant in the Depository Trust Company’s systems may make a book entry transfer of Common Shares by causing the

Depository Trust Company to transfer such Common Shares into BNY’s account in accordance with the Depository Trust Company’s procedures for such transfer. However, although delivery of Common Shares may be effected through book entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by BNY at one of the addresses set forth on the back cover of this Notice of Put Right by the Expiration Time, or the delivering stockholder must comply with the guaranteed delivery procedures described below.

Delivery of documents to the Depository Trust Company in accordance with its procedures does not constitute delivery to BNY.

The method of delivery of Common Shares, the Letter of Transmittal and all other required documents, including delivery through the Depository Trust Company, is at the election and risk of the delivering stockholder. Common Shares will be deemed Validly Delivered only when actually received by BNY (including, in the case of a book entry transfer, by Book Entry Confirmation).

If delivery is by mail, it is recommended that the delivering stockholder use properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Time.

Signature Guarantees

Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other Eligible Guarantor Institution (each, an “Eligible Institution”), as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Most commercial banks, savings and loans associations and brokerage houses participate in a medallion signature guarantee program.

Signatures on a Letter of Transmittal need not be guaranteed if:

•       the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this section, includes any participant in the Depository Trust Company’s systems whose name appears on a security position listing as the owner of the Common Shares) of the Common Shares delivered therewith and such registered holder has not completed Box #5 entitled “Special Transfer Instructions” on the Letter of Transmittal; or

•       such Common Shares are delivered for the account of an Eligible Institution.

If the certificates for Common Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Common Shares not delivered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the delivered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above.

Guaranteed Delivery

A stockholder who desires to exercise the Put Right and who cannot comply with the procedures for book entry transfer on a timely basis, or who cannot deliver all required documents to BNY prior to the Expiration Time, may be deemed to have Validly Delivered such Common Shares by following all of the procedures set forth below:

•       such delivery of the Common Shares is made by or through an Eligible Institution;

•       a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Theravance, is received by BNY, prior to the Expiration Time; and

•       the certificates for all delivered Common Shares, in proper form for transfer (or a Book Entry Confirmation with respect to all such Common Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by BNY within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which The Nasdaq Global Market is open for business.

The Notice of Guaranteed Delivery may be delivered by hand to BNY or transmitted by facsimile transmission or mail to BNY and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Right of Withdrawal for the Put Period

An exercise of the Put Right is revocable only if proper notice of such withdrawal, as set forth below, is received by BNY prior to the Expiration Time, which is 5:00 p.m. Eastern Daylight Time on September 12, 2007, or such later date to which the initial Expiration Time for the exercise of the Put Right may be extended by Theravance through public announcement to the extent required to comply with United States federal securities laws.

For a withdrawal of the exercise to be effective, a signed written or facsimile transmission notice of withdrawal must be timely received by BNY at the one of the addresses set forth on the back cover of this Notice of Put Right. Any such notice of withdrawal must specify the name of the stockholder having Validly Delivered the Common Shares to be withdrawn, the number or amount of Common Shares to be withdrawn and the names in which the certificate(s) evidencing the Common Shares to be withdrawn are registered, if different from that of the person who Validly Delivered such Common Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Common Shares have been Validly Delivered for the account of any Eligible Institution.

If the Common Shares have been Validly Delivered pursuant to the procedures for book entry transfer, any notice of withdrawal must specify the name and number of the account at the Depository Trust Company to be credited with the withdrawn Common Shares. If certificates for Common Shares to be withdrawn have been Validly Delivered or otherwise identified to BNY, the name of the registered holder and the serial numbers of the particular certificates evidencing the Common Shares to be withdrawn must also be furnished to BNY prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Theravance, in its sole discretion, which determination shall be final and binding. None of Theravance, GSK, BNY, or any of their affiliates will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of the exercise of the Put Right for Common Shares may not be rescinded, and any Common Shares for which the exercise of the Put Right is properly withdrawn will be deemed not to have been

Validly Delivered for purposes of the Put Right. However, Common Shares for which the exercise of the Put Right has been withdrawn may be Validly Delivered again by submitting a properly completed Letter of Transmittal along with Common Shares equal to at least two times (2X) the number of Common Shares for which the Put Right is being exercised (if applicable) to BNY prior to 5:00 p.m. Eastern Daylight Time on September 12, 2007.

Lost, Missing or Destroyed Certificates

Any holder of Common Shares in certificated form may claim that some or all of their stock certificates are lost, missing or destroyed by checking the appropriate box in Box #3 of the Letter of Transmittal, completing the remainder of the Letter of Transmittal and submitting it to BNY, which will then forward to such holder the documentation necessary to be completed in order for such holder to receive the Purchase Price. Holders of Common Shares claiming lost, missing or destroyed certificates(s) must also designate their intention to exercise the Put Right to receive the Purchase Price for a specific portion, up to a maximum of 50%, of the total certificated shares in their account as of the Effective Time.

Timing of Payments

Each holder of Common Shares that has properly executed and delivered the Letter of Transmittal and certificates for Common Shares or Book Entry Confirmations with respect to Common Shares to BNY prior to the Expiration Time will be paid the Purchase Price, subject to withholding for applicable taxes, promptly after the end of the Put Period. However, there could be delays in delivery of the Purchase Price due to circumstances beyond the control of Theravance, GSK, or BNY. Under no circumstances will interest on the Purchase Price for the Validly Delivered Common Shares be paid, regardless of any delay in making such payment.

Exercise of Put Right Constitutes an Agreement

The Valid Delivery of Common Shares pursuant to one of the procedures described above will constitute a binding agreement between the delivering stockholder and Theravance for the exercise of the Put Right, upon the terms and subject to the conditions of the Put Right.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of delivery of Common Shares will be determined by Theravance in its sole discretion, which determination will be final and binding. Theravance reserves the absolute right to reject any and all deliveries of Letters of Transmittal and Common Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Theravance’s counsel, be unlawful. Theravance also reserves the absolute right to waive any defect or irregularity in the delivery of any Letter of Transmittal or Common Shares by any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No Common Shares will be deemed to have been Validly Delivered until all defects and irregularities relating to the delivery thereof have been cured or waived. None of Theravance, GSK, or BNY or any other person will be under any duty to give notification of any defects or irregularities in deliveries or incur any liability for failure to give any such notification. Theravance’s interpretation of the terms and conditions of the Put Right (including the Letter of Transmittal and Instructions thereto) will be final and binding.

Federal Backup Withholding

In order to avoid “backup withholding” of federal income tax on payments of cash pursuant to the exercise of the Put Right, a stockholder surrendering Common Shares must, unless an exemption applies,

provide BNY with such stockholder’s correct taxpayer identification number (“TIN”) on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder’s correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the “IRS”) may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the exercise of the Put Right may be subject to backup withholding of 28%. All stockholders who are United States taxpayers surrendering Common Shares pursuant to the exercise of the Put Right should complete and sign the main signature form and the Substitute Form W-9 included as Box #2 on the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Theravance and BNY). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a Form W-8BEN Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, a copy of which may be obtained from BNY, in order to avoid backup withholding.

Federal Income Tax Withholding on Foreign Stockholders

Even if a foreign stockholder has provided the required certification as described in the preceding paragraph to avoid backup withholding, BNY will withhold United States federal income taxes at a rate of 30% of the gross payment payable to a foreign stockholder or his or her agent unless BNY determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business of the foreign stockholder within the United States or that such proceeds are subject to capital gains treatment.

For this purpose, a foreign stockholder is any stockholder that is not (i) a citizen or resident of the United States, (ii) a corporation or other entity created or organized in the United States or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions. In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to BNY before the payment a properly completed and executed IRS Form W-8BEN or any other equivalent form. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to BNY a properly completed and executed IRS Form W-8ECI or any other equivalent form. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder satisfies one of the “Section 302 tests” for capital gain treatment described in “Miscellaneous Provisions Related to the Put Right—Material United States Federal Income Tax Consequences of the Purchase of Common Shares” on page 20, if Theravance has no current or accumulated earnings and profits, or if the such stockholder is otherwise able to establish that no withholding or a reduced amount of withholding is due. Federal backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of federal income tax withholding.

Foreign stockholders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a reduction of or an exemption from withholding tax, and the refund procedure.

Treatment of Special Categories of Theravance’s Securities

Treatment of Stock Options Under the Put Right

Holders of vested and exercisable options to purchase Common Shares issued under stock option plans maintained by Theravance (the “Stock Options”) are not eligible to participate in the Put Right unless such holder first exercised the applicable Stock Options on or prior to September 4, 2007. On July 11, 2007, Theravance posted a notice on its internal company website, and filed the same notice on a Current Report on Form 8-K, advising holders of Stock Options of this deadline to enable them to exercise their Stock Options and exercise their Put Right with respect to the Common Shares issued thereunder.

Treatment of Warrants Under the Put Right

There is only one warrant outstanding exercisable for Common Shares. The holder of this warrant is not eligible to participate in the Put Right unless such holder first exercised the warrant on or prior to the September 4, 2007.

Treatment of Preferred Stock Purchase Rights Under the Put Right

The preferred stock purchase rights associated with Common Shares will be purchased for no additional consideration to the extent the Common Share to which the right is associated is repurchased pursuant to an exercise of Put Rights.

Certain Information Concerning Theravance

Theravance is a Delaware corporation with its principal executive offices located at 901 Gateway Boulevard, South San Francisco, California, 94080. Theravance’s business telephone number is (650) 808-6000. Theravance is a biopharmaceutical company with a pipeline of product candidates that it discovered and expects to develop in collaboration with partners or on its own. Theravance plans to commercialize its medicines primarily through partnerships with global pharmaceutical companies. Theravance is focused on the discovery, development and commercialization of small molecule medicines for unmet medical needs across a number of therapeutic areas including respiratory disease, bacterial infections and gastrointestinal motility dysfunction.

Except as otherwise set forth herein, the information concerning Theravance contained in this Notice of Put Right, including in APPENDIX A and APPENDIX B hereto, has been provided by Theravance or taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although GSK has no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, GSK cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Theravance to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to GSK.

As of the date hereof,

(a)   Theravance has informed GSK that, after making reasonable inquiry of its executive officers, directors and affiliates as of July    , 2007, Theravance has been informed that none of these parties intend to exercise the Put Right and cause Theravance to purchase their Common Shares.

(b)   None of Theravance executive officers, directors or affiliates have made any public recommendation with respect to the Put Right; and

(c)   Theravance has not received any appraisal, report or opinion on the fairness of the Put Right.

Information regarding beneficial ownership of the Common Shares as well as agreements between Theravance and its executive officers are set forth in APPENDIX B to this Notice of Put Right.

Price Range of Common Shares; Dividends

The Common Shares are quoted on The Nasdaq Global Market under the symbol “THRX.”  The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices for the Common Shares on The Nasdaq Global Market based upon public sources:

		Sales Price
Fiscal Year		High		Low
2005	First Quarter		$18.86		$16.53
	Second Quarter		$18.31		$16.55
	Third Quarter		$21.57		$16.98
	Fourth Quarter		$23.50		$20.86
2006	First Quarter		$29.88		$20.43
	Second Quarter		$29.90		$22.06
	Third Quarter		$28.02		$22.40
	Fourth Quarter		$32.83		$27.02
2007	First Quarter		$32.66		$27.38
	Second Quarter (through July 30)	$	[ ]	$	[ ]

On July 30, 2007, the reported closing price of the Common Shares on The Nasdaq Global Market was $[          ]per share. Stockholders are urged to obtain a current market quotation for the Common Shares.

The Theravance board of directors has not declared any cash dividends.

Selected Consolidated Financial Information

The following table sets forth summary historical consolidated financial data for Theravance as of and for the three months ended March 31, 2007 and March 31, 2006 and as of and for each of the years ended December 31, 2006 and December 31, 2005.

This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in Theravance’s Annual Report on Form 10-K for the year ended December 31, 2006 and the unaudited consolidated interim financial statements and other financial information contained in Theravance’s Quarterly Report on Form 10-Q for the quarterly period ended on March 31, 2007 including the notes thereto. More comprehensive financial information is included in such reports (including management’s discussion and analysis of financial condition and results of operation) and other documents filed by Theravance with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. The financial statements included as Item 8 in Theravance’s Annual Report on Form 10-K for the year ended December 31, 2006 and Item 1 in Theravance’s Quarterly Report on Form 10-Q for the quarterly periods ended on March 31, 2007 and March 31, 2006 are hereby incorporated herein by this reference. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth below.

	As of and For the Three Months Ended March 31,		As of and For the Years Ended December 31,
	2007	2006	2006	2005
	(In Thousands, except per share amounts)
Statement of Operations Data
Revenues	$5,398	$4,296	$19,587	$12,054
Loss from operations	(52,258)	(51,686)	(179,170)	(149,556)
Net loss	(49,450)	(48,952)	(166,044)	(143,164)
Basic and diluted net loss per common share	(0.82)	(0.86)	(2.81)	(2.69)
Balance Sheet Data
Current assets	$190,685		$207,191	$166,850
Non-current assets	56,974		55,233	57,985
Current liabilities	62,886		59,609	48,173
Non-current liabilities	164,429		139,505	117,078
Total stockholders’ equity	20,344		63,310	59,584
Total shares outstanding—common stock	50,864		50,746	44,475
Total shares outstanding—Class A common stock	9,402		9,402	9,402

Ratio of Earnings to Fixed Charges

The following table sets forth certain historical information regarding the ratio of earnings to fixed charges for Theravance for the three months ended March 31, 2007 and March 31, 2006 and for the years ended December 31, 2006 and December 31, 2005.

Ratio of Earnings to Fixed Charges
(Unaudited)

	For the Three Months Ended	For the Years Ended
	March 31, 2007	December 31, 2006	December 31, 2005
	(in thousands, except ratio)
Earnings:
Loss before income taxes	$(49,450)	$(166,044)	$(143,164)
Fixed charges	454	1,881	1,818
Total Earnings	$(48,996)	$(164,163)	$(141,346)
Fixed charges:
Interest expense	$30	$193	$309
Estimated interest component of rent expense	424	1,688	1,509
Total fixed charges	$454	$1,881	$1,818
Ratio of Earnings to Fixed Charges	Note 1	Note 1	Note 1

Note 1: Total earnings were insufficient to cover fixed charges by $49.4 million for the three months ended March 31, 2007 and $166.0 million and $143.2 million for the years ended December 31, 2006 and 2005, respectively.

Book Value Per Share

Book value per share as of March 31, 2007 was $0.34. Book value per share is not a term defined by generally accepted accounting principles. Book value per share is calculated by dividing stockholders’ equity by the total number of Common Shares and Class A common stock outstanding.

Available Information

Theravance is subject to the information and reporting requirements of the Exchange Act, and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information is available for inspection at the public reference room at the SEC’s offices at 450 Fifth Street, N.W., Washington, D.C. 20549 and also is available for inspection and copying at the regional offices of the SEC located at the SEC address above and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC’s website at http://www.sec.gov.

CERTAIN INFORMATION CONCERNING GLAXOSMITHKLINE

GlaxoSmithKline is a public limited company organized under the laws of England and Wales. Its shares are listed on the London Stock Exchange and the New York Stock Exchange. GlaxoSmithKline is a major global healthcare group engaged in the creation, discovery, development, manufacture and marketing of pharmaceutical and consumer health-related products. The principal executive offices of

GlaxoSmithKline are located at 980 Great West Road, Brentford, Middlesex TW8 9GS England, and GlaxoSmithKline’s telephone number at such principal executive offices is +44 20 8047 5000.

The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and the executive officers of GlaxoSmithKline are set forth in APPENDIX C to this Notice of Put Right.

None of GlaxoSmithKline or, to the knowledge of GlaxoSmithKline after reasonable inquiry, any of the persons listed in APPENDIX C, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

Except pursuant to the agreements and relationships described above under “Background of the Put Right”, or as otherwise set forth elsewhere in this Notice of Put Right: (a) none of GlaxoSmithKline or, to the knowledge of GlaxoSmithKline after reasonable inquiry, any of the persons listed in APPENDIX C or any associate or majority-owned subsidiary of GlaxoSmithKline or any of the persons so listed, beneficially owns or has a right to acquire any Common Shares or any other equity securities of Theravance; (b) none of GlaxoSmithKline or, to the knowledge of GlaxoSmithKline after reasonable inquiry, any of the persons referred to in clause (a) above or any of their executive officers, directors, affiliates or subsidiaries has effected any transaction in Common Shares or any other equity securities of Theravance during the past 60 days; (c) none of GlaxoSmithKline, its subsidiaries or, to the knowledge of GlaxoSmithKline after reasonable inquiry, any of the persons listed in APPENDIX C, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of Theravance (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations); (d) in the past two years, there have been no transactions that would require reporting under the rules and regulations of the Securities and Exchange Commission between any of GlaxoSmithKline, its subsidiaries or, to the knowledge of GlaxoSmithKline after reasonable inquiry, any of the persons listed in APPENDIX C, on the one hand, and Theravance or any of its executive officers, directors or affiliates, on the other hand; and (e) in the past two years, there have been no negotiations, transactions or material contacts between any of GlaxoSmithKline, its subsidiaries or, to the knowledge of GlaxoSmithKline after reasonable inquiry, any of the persons listed in APPENDIX C, on the one hand, and Theravance or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of Theravance’s securities, an election of Theravance’s directors or a sale or other transfer of a material amount of assets of Theravance.

GlaxoSmithKline does not believe that its financial condition is relevant to the decision to exercise the Put Right because (a) the Put Right entitles holders of Common Shares solely to cash consideration, (b) the Put Right is not subject to any financing condition and (c) GlaxoSmithKline is a public reporting company under the Exchange Act that files reports electronically on EDGAR.

SOURCE AND AMOUNT OF FUNDS

The maximum amount that Theravance and GSK will be required to pay pursuant to the exercise of the Put Right is $525 million, with the actual amount being equal to the Purchase Price multiplied by the number of Common Shares for which the Put Right is properly exercised.

As of the date of this Notice of Put Right, GSK has, and, as of the date on which it intends to deposit funds with the depositary under the terms of the Governance Agreement and as of the Expiration Time GSK expects to have, cash and marketable securities in an aggregate amount substantially in excess of the amount of cash necessary to fund the Purchase Price for all Common Shares for which the Put Right is exercised.

FEES AND EXPENSES; PERSONS USED

On July     , 2007, Theravance retained BNY to act as the Depositary with respect to the Put Right. In addition, BNY continues to serve in its capacity as Transfer Agent for the Common Shares as provided for in an agreement previously entered into by and between Theravance and BNY. Theravance has agreed to pay BNY reasonable and customary compensation for its services in connection with the Put Right. Theravance has also agreed to reimburse BNY for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel, in connection with the Put Right, and has agreed to indemnify BNY against certain liabilities and expenses in connection with the Put Right.

Brokers, dealers, commercial banks and trust companies will be reimbursed by Theravance for customary mailing and handling expenses incurred by them in forwarding material to their customers.

Various officers and employees in the finance, human resources, investor relations and legal departments at Theravance have participated, and are anticipated to continue to participate, in the administration of the Put Right.

The following is an estimate of the external fees and expenses to be incurred by GSK and Theravance in connection with the Put Right, which have been mutually determined upon consultation between GSK and Theravance:

SEC Filing Fees		$16,117.50
Legal Fees and Expenses	$
Accounting Fees and Expenses	$
Depositary Fees	$
Printing and Mailing Costs	$
Miscellaneous	$

GSK has not made any provisions in connection with the Put Right for Theravance stockholders to access its files. Neither GSK nor Theravance has made any provision to provide counsel, legal advice or tax advice to Theravance stockholders at either GSK’s or Theravance’s expense.

CERTAIN LEGAL MATTERS

Forward Looking Disclaimers

Statements that GSK or Theravance may publish, including those included in this Notice of Put Right, that are not purely historical and that relate to the Put Right, GSK, Theravance or their businesses or proposals are “forward-looking statements.” These statements are based on GSK’s and Theravance’s current expectations and involve risks and uncertainties which include (i) general economic factors and capital market conditions and (ii) general industry trends (including trends relating to Theravance product candidates or prospects). GSK and Theravance wish to caution the reader that these factors are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements.

General Regulatory Compliance

GSK and Theravance are not aware of any licenses or other regulatory permits which are material to the business of Theravance and which might be adversely affected by the Put Right or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the Put Right. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken.

The Put Right is not effective in (nor will deliveries be accepted from or on behalf of holders of Common Shares in) any jurisdiction in which the Put Right, or the acceptance and purchase of Common Shares thereunder, would not be in compliance with the laws of such jurisdiction. GSK and Theravance are not aware of any jurisdiction in which the Put Right or the acceptance of Common Shares in connection therewith would not be in compliance with the laws of such jurisdiction. GSK and Theravance may, however, in their sole discretion, take such action as they may deem necessary to make the Put Right legal in any jurisdiction where it is not in compliance with the laws of such jurisdiction and to extend the Put Right to holders of Common Shares in such jurisdiction.

Antitrust Compliance

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. GSK and Theravance furnished such information in February 2007 and the applicable waiting period expired on March 2, 2007.

Federal Reserve Board Regulations

Regulations G, T, U and X (the “Margin Regulations”) promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Common Shares) if such credit is secured directly or indirectly by margin stock. GSK is not providing funds for the purchase of Common Shares pursuant to the Put Right through any credit that is secured directly or indirectly by margin stock. Therefore, the Margin Regulations are inapplicable to the fulfillment of GSK’s obligations under the Put Right.

Section 203 of the Delaware General Corporation Law

In general, Section 203 of the DGCL is an anti-takeover statute that prevents an “Interested Stockholder” (defined generally as a person with 15% or more of a corporation’s outstanding voting stock) of a Delaware corporation from engaging in a “Business Combination” (defined as a variety of transactions, including mergers) with such corporation for three years following the date such person became an Interested Stockholder unless:

•       before such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction which resulted in such person becoming an Interested Stockholder;

•       upon consummation of the transaction which resulted in such person becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be delivered or exchanged pursuant to the Put Right); or

•       following the transaction in which such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

Section 203 provides that during such three-year period the corporation may not merge or consolidate with an Interested Stockholder or any affiliate or associate thereof, and also may not engage in certain other transactions with an Interested Stockholder or any affiliate or associate thereof, including without limitation:

•       any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation;

•       any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any stock of the corporation or such subsidiaries to the Interested Stockholder, except pursuant to a transaction which effects a pro rata distribution to all stockholders of the corporation;

•       any transaction involving the corporation or certain subsidiaries thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments); or

•       any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In connection with entering into the Governance Agreement, Theravance took all necessary corporate action to exempt GSK and its affiliates from the provisions of Section 203. Thus, GSK and Theravance believe that the restrictions in Section 203 do not apply to any business combination between GSK (or one of its affiliates) and Theravance.

State Takeover Laws

A number of states have adopted laws and regulations applicable to acquiring securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of “Control Common Shares” (ones representing ownership in excess of certain voting power thresholds e.g. 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders.

GSK and Theravance do not believe that any state takeover laws purport to apply to the Put Right. GSK and Theravance have not currently complied with any state takeover statute or regulation. GSK and

Theravance reserve the right to challenge the applicability or validity of any state law purportedly applicable to the Put Right and nothing in this Notice of Put Right or any action taken in connection with the Put Right is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Put Right and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Put Right, Theravance might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Theravance might be unable to accept for payment or pay for Common Shares delivered pursuant to the exercise of the Put Right, or be delayed in consummating the purchase of Common Shares pursuant to the exercise of the Put Right. In such case, Theravance may not be obliged to accept for payment or pay for any Common Shares delivered pursuant to the Put Right.

Miscellaneous

Each of GSK and Theravance has filed a Statement on Schedule TO (collectively, the “Statements”) with the SEC. Such Statements were filed under the General Rules and Regulations under the Exchange Act and furnish information with respect to the Put Right. Each of GSK and Theravance may file amendments to their respective Statements. Such Statements and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C.

No person has been authorized to give any information or make any representation on behalf of GSK or Theravance not contained in this Notice of Put Right or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

Appendix A

Information concerning the
Executive Officers and Directors of Theravance

Theravance, Inc
Executive Officers and Directors

Name	Present Business Address	Present Principal Occupation	Citizenship
DIRECTOR
P. Roy Vagelos	Theravance, Inc. 901 Gateway Boulevard South San Francisco, CA 94080	Chairman of the Board of Directors	United States
DIRECTOR and EXECUTIVE OFFICER
Rick E Winningham	Theravance, Inc. 901 Gateway Boulevard South San Francisco, CA 94080	Chief Executive Officer	United States
EXECUTIVE OFFICERS
Patrick P.A. Humphrey	Theravance, Inc. 901 Gateway Boulevard South San Francisco, CA 94080	Executive Vice President, Research	United Kingdom
Michael W. Aguiar	Theravance, Inc. 901 Gateway Boulevard South San Francisco, CA 94080	Senior Vice President and Chief Financial Officer	United States
David L. Brinkley	Theravance, Inc. 901 Gateway Boulevard South San Francisco, CA 94080	Senior Vice President, Commercial Development	United States
Arthur L. Campbell	Theravance, Inc. 901 Gateway Boulevard South San Francisco, CA 94080	Senior Vice President, Technical Operations	United States
Michael M. Kitt	Theravance, Inc. 901 Gateway Boulevard South San Francisco, CA 94080	Senior Vice President, Development	United States
Bradford J. Shafer	Theravance, Inc. 901 Gateway Boulevard South San Francisco, CA 94080	Senior Vice President, General Counsel and Secretary	United States

A-1

DIRECTORS
Jeffrey M. Drazan	Theravance, Inc. 901 Gateway Boulevard South San Francisco, CA 94080	Managing Director of Bertram Capital	United States
Robert V. Gunderson, Jr.	Theravance, Inc. 901 Gateway Boulevard South San Francisco, CA 94080	Founding Partner of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP	United States
Arnold J. Levine	Theravance, Inc. 901 Gateway Boulevard South San Francisco, CA 94080	Professor at Princeton University	United States
Burton G. Malkiel	Theravance, Inc. 901 Gateway Boulevard South San Francisco, CA 94080	Chemical Bank Chairman’s Professor of Economics at Princeton University	United States
Eve E. Slater	Theravance, Inc. 901 Gateway Boulevard South San Francisco, CA 94080	Senior Vice President for Worldwide Policy at Pfizer Inc.	United States
William H. Waltrip	Theravance, Inc. 901 Gateway Boulevard South San Francisco, CA 94080	Retired	United States
George M. Whitesides	Theravance, Inc. 901 Gateway Boulevard South San Francisco, CA 94080	Woodford L. and Ann A. Flowers University Professor at Harvard University	United States
William D. Young	Theravance, Inc. 901 Gateway Boulevard South San Francisco, CA 94080	Chairman of the Board and Chief Executive Officer of Monogram Biosciences, Inc.	United States

A-2

Appendix B

Certain Additional Information About Theravance

Security Ownership of Certain Beneficial Owners And Management

The following table sets forth certain information known to us regarding beneficial ownership of our voting securities as of June 30, 2007 by:

•       each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•       our executive officers;

•       each of our directors; and

•       all executive officers and directors as a group.

Unless otherwise indicated, to our knowledge, each stockholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with that person’s spouse. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the Securities and Exchange Commission (the “SEC”).

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

This table lists applicable percentage ownership based on 60,613,019 shares of common stock (including 9,401,498 shares of Class A common stock beneficially owned by affiliates of GlaxoSmithKline plc) outstanding as of June 30, 2007. Options and warrants to purchase shares of our common stock that are exercisable within 60 days of June 30, 2007, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number of Shares	Percent of Total Outstanding Common Stock and Class A Common Stock
5% Stockholders
GlaxoSmithKline plc(2)	9,401,498	15.5%
980 Great West Road
Brentford
Middlesex
TW8 9GS
United Kingdom
Sierra Ventures VI, L.P.	2,688,754	4.4	%(3)
2884 Sand Hill Road, Suite 100
Menlo Park, CA 94025
Chesapeake Partners Management Co., Inc.	2,622,122	4.3	%(4)
1829 Reisterstown Road, Suite 220
Baltimore, MD 21208
FMR Corp.	5,336,067	8.8	%(5)
82 Devonshire Street
Boston, MA 02109
Sowood Capital Management L.P.	2,824,608	4.7	%(6)
500 Boylston Street, 17th Floor
Boston, MA 02116
T. Rowe Price Associates, Inc.	4,014,200	6.6	%(7)
100 East Pratt Street
Baltimore, MD 21202
Executive Officers and Directors
Rick E Winningham(8)	951,611	1.5%
Michael W. Aguiar	50,000	*
Patrick P.A. Humphrey, Ph.D., D.Sc.(9)	457,610	*
David L. Brinkley(10)	205,475	*
Arthur L. Campbell, Ph.D.(11)	123,290	*
Michael Kitt, M.D.(12)	262,417	*
Bradford J. Shafer(13)	316,641	*
P. Roy Vagelos, M.D.(14)	1,725,175	2.8%
Jeffrey M. Drazan(15)	2,775,660	4.6%
Robert V. Gunderson, Jr.(16)	53,105	*
Arnold J. Levine, Ph.D.	63,967	*
Burton G. Malkiel, Ph.D.(17)	—	*
Eve E. Slater, M.D., F.A.C.C.	—	*
William H. Waltrip(18)	32,258	*
George M. Whitesides, Ph.D.(19)	707,737	1.2%
William D.Young(20)	32,258	*
All executive officers and directors as a group (15 persons)(21)	7,757,204

                  * Less than one percent.

          (1) Unless otherwise indicated, the address for each beneficial owner is c/o Theravance, Inc., 901 Gateway Boulevard, South San Francisco, California 94080.

          (2) Includes 2,580,645 shares of Class A common stock held of record by Glaxo Group Limited plc. Also includes 6,820,853 shares of Class A common stock held of record by SmithKline Beecham Corporation. Glaxo Group Limited plc and SmithKline Beecham Corporation each are wholly-owned subsidiaries of GlaxoSmithKline plc. The percentage of shares beneficially owned by GlaxoSmithKline plc is based on its beneficial ownership of 9,401,498 shares of Class A common stock.

          (3) Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2007. Constitutes 5.3% of our outstanding common stock as a class. Includes 2,688,754 shares held of record by Sierra Ventures VI, L.P. SV Associates VI, L.P. is the general partner of Sierra Ventures VI, L.P. Management of the business affairs of SV Associates VI, L.P., including the decisions respecting disposition and voting of investments held by Sierra Ventures VI, L.P., is by majority decision of the general partners of SV Associates VI, L.P., Jeffrey M. Drazan, David C. Schwab and Peter C. Wendell.

          (4) Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007. Constitutes 5.1% of our outstanding common stock as a class. Each of Chesapeake Partners Management Co., Inc., Mark D. Lerner and Traci Lerner may be deemed to have voting and investment power over the shares held by Chesapeake Partners Management Co., Inc.

          (5) The various individuals, funds and entities that are deemed to be the beneficial owners of these shares, and the individuals, funds and entities having sole and shared voting power over these shares, are set forth in the Schedule 13G/A filed on May 10, 2007 and on which the information reported herein is based. Constitutes 10.4% of our outstanding common stock as a class.

          (6) The various individuals, funds and entities that are deemed to be the beneficial owners of these shares are set forth in the Schedule 13G/A filed on February 14, 2007 and on which the information reported herein is based. Constitutes 5.5% of our outstanding common stock as a class.

          (7) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007. Constitutes 7.8% of our outstanding common stock as a class. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

          (8) Includes 951,611 shares subject to options exercisable within 60 days of June 30, 2007.

          (9) Includes 11,000 shares held by Dr. Humphrey’s spouse and 446,610 shares subject to options exercisable within 60 days of June 30, 2007.

    (10) Includes 178,416 shares subject to options exercisable within 60 days of June 30, 2007.

    (11) Includes 123,290 shares subject to options exercisable within 60 days of June 30, 2007.

    (12) Includes 235,055 shares subject to options exercisable within 60 days of June 30, 2007.

    (13) Includes 271,735 shares held of record by the Bradford J. Shafer Revocable Living Trust dated 10/30/97, of which 147,670 shares are pledged as security. Also includes 14,701 shares held in trust for the benefit of Mr. Shafer’s children and 30,205 shares subject to options exercisable within 60 days of June 30, 2007.

    (14) Includes 96,774 shares held of record by the Marianthi Foundation, of which Dr. Vagelos is a founder and current director. Also includes 12,981 shares held of record by the Vagelos 2005 Grantor Retained Annuity Trust, 753,751 shares held of record by the Vagelos 2006 Grantor Retained Annuity Trust, 38,709 shares held of record by the Cara Diana Roberts Trust, 38,709 shares held of record by the Olivia Sophia Vagelos Trust, 38,709 shares held of record by the Lydia Joan Roberts Trust, 38,709 shares held of record by the Alexa E. Masseur Irrevocable Trust, 38,709 shares held of record by the 2004 Vagelos Grandchild Irrevocable Trust and 38,709 shares held of record by the Emma B. Vagelos Irrevocable Trust, each of which Dr. Vagelos is the trustee. Includes 354,838 shares subject to options exercisable within 60 days of June 30, 2007.

    (15) Includes 2,688,754 shares held of record by Sierra Ventures VI, L.P. and 59,040 shares held of record by SV Associates VI, L.P. as nominee for Mr. Drazan. SV Associates VI, L.P. is the general partner of Sierra Ventures VI, L.P. Mr. Drazan is one of the general partners, in addition to David C. Schwab and Peter C. Wendell, of

SV Associates VI, L.P. and exercises shared voting and investment power over the shares held by Sierra Ventures VI, L.P. Mr. Drazan disclaims beneficial ownership of the shares held by Sierra Ventures VI, L.P.

    (16) Includes 6,451 shares held by Marshall & Ilsley for the benefit of Mr. Gunderson and 5,709 shares held by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“GD”). Mr. Gunderson disclaims beneficial ownership of the shares held by GD except to the extent of his pecuniary interest therein.

    (17) Dr. Malkiel joined Theravance’s board of directors on July 3, 2007.

    (18) Includes 32,258 shares subject to stock options exercisable within 60 days of June 30, 2007.

    (19) Includes 170,318 shares held of record by the Deborah L. Anderson, Trustee, Whitesides Family 1998 Irrevocable Trust.

    (20) Includes 32,258 shares subject to stock options exercisable within 60 days of June 30, 2007.

    (21) Includes an aggregate of 2,384,541 shares subject to options exercisable within 60 days of June 30, 2007.

Plans that would Result in a Change in the Present Management of Theravance

Both Dr. Patrick Humphrey, Executive Vice President, Research, and David Brinkley, Senior Vice President, Business Development, have indicated that they plan to transition out of their positions at Theravance in late 2007 or early 2008.

Recent Transactions by Directors and Officers

On June 15, 2007, David L. Brinkley, Senior Vice President, Business Development of Theravance, sold 2,986 shares of Common Stock, at a weighted average price of $33.56 per share.

On July 3, 2007, in connection with his election to the Theravance board of directors, Burton G. Malkiel, Ph.D., received an option grant of 30,000 shares of Common Stock, with an exercise price of $33.13 per share.

APPENDIX C

INFORMATION CONCERNING MEMBERS OF THE BOARD OF DIRECTORS AND

THE EXECUTIVE OFFICERS OF GLAXOSMITHKLINE

Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of GlaxoSmithKline. Except as otherwise noted, positions specified are positions with GlaxoSmithKline.

Name	Business Address	Principal Occupation or Employment	Citizenship
Board of Directors
Dr. Jean-Pierre Garnier	One Franklin Plaza Philadelphia, PA 19102	Chief Executive Officer since January 2001	French/USA
Julian Heslop	980 Great West Road Brentford Middlesex, England TW8 9GS	Chief Financial Officer since April 2005; prior thereto Senior Vice President, Operations Controller since January 2001	British
Dr. Moncef Slaoui	709 Swedeland Road King of Prussia, PA 19406

Chairman, Research & Development since June 2006; prior thereto Senior Vice President, Worldwide Business Development—R&D since May 2003; prior thereto Senior Vice President, Business & New Product Development since March 2001

Belgian
Sir Christopher Gent	980 Great West Road Brentford Middlesex, England TW8 9GS

Non-Executive Chairman for GSK since January 2005, board member since June 2004; formerly Chief Executive Officer of Vodaphone Group plc from 1997 to 2003; Non-Executive Director of Lehman Brothers Holdings Inc. since 2003 and Ferrari SpA since April 2006

British

Dr. Stephanie Burns	980 Great West Road Brentford Middlesex, England TW8 9GS

Chairman, President and Chief Executive Officer of Dow Corning Corporation. Dr. Burns has been Chairman since January 2006, Chief Executive Officer since January 2004 and President since February 2003; prior thereto she was Science and Technology Director from 1997

USA
Lawrence Culp	980 Great West Road Brentford Middlesex, England TW8 9GS	President and Chief Executive Officer of Danaher Corporation since 2001	USA
Sir Crispin Davis	980 Great West Road Brentford Middlesex, England TW8 9GS	Chief Executive of Reed Elsevier PLC since 1999	British
Tom de Swaan	980 Great West Road Brentford Middlesex, England TW8 9GS	Non-Executive Director of the Financial Services Authority since 2001; member of the managing board and Chief Financial Officer of ABN AMRO from 1999 to May 2006	Dutch
Sir Deryck Maughan	980 Great West Road Brentford Middlesex, England TW8 9GS

Managing Director of Kohlberg Kravis Roberts & Co. (KKR) and Chairman of KKR Asia since October 2005; Vice Chairman of Citigroup from 1998 to 2004; Non-Executive Director of Reuters Group since September 2005

British
Dr. Daniel Podolsky	980 Great West Road Brentford Middlesex, England TW8 9GS

Mallinckrodt Professor of Medicine and Chief of Gastroenterology at Massachusetts General Hospital and Harvard Medical School since 1998 and 1989, respectively, and Chief Academic Officer of Partners HealthCare System since 2005

USA

Sir Ian Prosser	980 Great West Road Brentford Middlesex, England TW8 9GS	Non-Executive Deputy Chairman of BP plc since 1999 and Non-Executive Director of Sara Lee Corporation since 2004; formerly Chairman of Intercontinental Hotels Group PLC (retired in 2003)	British
Dr. Ronaldo Schmitz	980 Great West Road Brentford Middlesex, England TW8 9GS	Non-Executive Director of Legal & General Group plc since 2000 and a member of the boards of directors of Rohm and Haas Company since 1992 and Cabot Corporation since 2001	German
Sir Robert Wilson	980 Great West Road Brentford Middlesex, England TW8 9GS	Non-Executive Chairman of BG Group plc since 2004 and the Economist Group since 2003; Executive Chairman of Rio Tinto plc from 1997 to 2003	British
Executive Officers
Dr. Jean-Pierre Garnier	One Franklin Plaza Philadelphia, PA 19102	Chief Executive Officer since January 2001	French/USA
Julian Heslop	980 Great West Road Brentford Middlesex, England TW8 9GS	Chief Financial Officer since April 2005; prior thereto Senior Vice President, Operations Controller since January 2001	British
Rupert Bondy	980 Great West Road Brentford Middlesex, England TW8 9GS	Senior Vice President and General Counsel since June 2001	British
John Clarke	One Franklin Plaza Philadelphia, PA 19102	President, Consumer Healthcare since February 2006; President, Futures Group, Consumer Healthcare since January 2004; prior thereto President, Consumer Healthcare Europe from 1998 to 2003	New Zealand
Marc Dunoyer	GSK Building 6-15, Sendagaya 4 chome, Shibuya-ku Tokyo 151-8566	President, Pharmaceuticals Japan since March 2003; prior thereto Senior Vice President and Regional Director, Japan since March 2000	French

Russell Greig	980 Great West Road Brentford Middlesex, England TW8 9GS	President, Pharmaceuticals International since March 2003; prior thereto Senior Vice President, Worldwide Business Development for R&D since January 2000	British
Duncan Learmouth	980 Great West Road Brentford Middlesex, England TW8 9GS

Senior Vice President, Corporate Communication and Global Community Partnerships since July 2006; prior thereto Vice President, Investor Relations & Competitive Excellence since February 2006; prior thereto, Vice President, Global Investor Relations since June 2005; prior thereto Vice President, Investor Relations since November 2001

British
William Louv	One Franklin Plaza Philadelphia, PA 19102

Chief Information Officer since February 2007; prior thereto Senior Vice President, Information Technology for Research & Development since March 2005; prior thereto, Senior Vice President, Information Technology for US Pharmaceuticals since January 2001

USA
Daniel Phelan	One Franklin Plaza Philadelphia, PA 19102	Senior Vice President, Human Resources since January 2001	USA
David Pulman	Five Moore Drive PO Box 13398 Research Triangle Park North Carolina 27709

President, Global Manufacturing and Supply since December 2002; prior thereto Senior Vice President, Strategy and Logistics and North American Supply since August 2002; prior thereto Senior Vice President, Europe GMS since January 2001

British

Dr. Moncef Slaoui	709 Swedeland Road King of Prussia, PA 19406

Chairman, Research & Development since June 2006; prior thereto Senior Vice President, Worldwide Business Development—R&D since May 2003; prior thereto Senior Vice President, Business & New Product Development since March 2001

Belgian
David Stout	One Franklin Plaza Philadelphia, PA 19102	President, Pharmaceutical Operations since January 2003; prior thereto President, US Pharmaceuticals since 1999	USA
Christopher Viehbacher	Five Moore Drive PO Box 13398 Research Triangle Park North Carolina 27709	President, US Pharmaceuticals since January 2003; prior thereto President, Pharmaceuticals Europe since January 2001	German/Canadian
Andrew Witty	980 Great West Road Brentford Middlesex, England TW8 9GS	President, Pharmaceuticals Europe since January 2003; prior thereto Senior Vice President, Asia Pacific, Pharmaceuticals International since January 2001	British
Simon Bicknell	980 Great West Road Brentford Middlesex, England TW8 9GS	Company Secretary since January 2001	British